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                                                                    Exhibit A-31

AMENDMENT TO THE ARTICLES OF INCORPORATION OF THE WILLIAMSVILLE WATER COMPANY


Pursuant to Miss. Code Ann. Section 79-4-10.03 and 10.06, the undersigned Corporation executes the following Articles of Amendment to its Articles of Incorporation.

1.    The name of the corporation is The Williamsville Water Company

2.    The amendment to the Articles of Incorporation is as follows:

      The name of the Corporation shall be MS-1 Distribution & Storage Corporation.

3. The amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

4.    The amendment was adopted on August 16, 1993.

5.    The amendment was approved by the shareholders as follows:

      The total number of undisputed votes cast for the amendment by each voting group was:

      Voting Group        Total No. of Undisputed Votes cast For the amendment

      Common Shareholders                         20

      and the number cast for the amendment by each voting group was sufficient for approval by the voting group.

THE WILLIAMS WATER COMPANY

/s/ Larry W. Bictle, President
filed 01-09-1993